Exhibit 5.1

February 8, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

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Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, Oklahoma 73134

Re:	Registration Statement on Form S-1 relating to the Senior Convertible Debentures due 2025
Ladies and Gentlemen:
          We have act as special counsel for Dobson Communications Corporation (the “Company”) in connection with the preparation of a registration statement on Form S-1, as it may be amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on December 9, 2005 relating to the registration for resale of the Company’s Senior Convertible Debentures due 2025 (the “Debentures”). Pursuant to the Registration Statement, the Company is registering the resale of $160,000,000 aggregate principal amount of the Debentures and 15,530,960 shares of Class A common stock of the Company issuable upon conversion of the Debentures by the selling securityholders named in the Registration Statement.
          In our capacity as counsel to the Company we have examined (i) the Registration Statement, and (ii) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.
          In our examination, we have assumed the legal capacity of all natural persons, the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
          Base upon the foregoing, and having due regard for such legal consideration as we have deemed relevant, we are of the opinion that:
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Mayer, Brown, Rowe & Maw LLP
Dobson Communications Corporation
February 8, 2006

          1. When the Debentures have been duly authorized and executed by the Company and the Debentures have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, the Debentures will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          2. The shares of Class A common stock of the Company issuable upon the conversion of the Debentures, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Indenture, will be legally issued, fully paid and non-assessable.
          The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).
          The opinions presented herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.
          In rendering the opinions set forth above, we have assumed that the Company has complied with all aspects of the laws of its jurisdiction of organization in connection with the issuance of the Debentures and the shares of Class A common stock of the Company issuable upon conversion of the Debentures.
          The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.
          We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours, MAYER, BROWN, ROWE & MAW LLP